Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (the “Agreement”) is hereby entered into by and between John Spaid (“Employee”) and National Health Investors, Inc. (“NHI” and, together with its subsidiaries and affiliates, the “Company”). Each of Employee and NHI is also referred to herein as a “Party” and together as the “Parties.”

a.	Employee is employed by the Company in an at-will employment relationship in the position of Chief Financial Officer;

b.	Employee and the Company have mutually agreed that Employee’s employment will end on the Separation Date, following a Transition Period (as such terms are defined below);

c.	If Employee executes this Agreement, complies with its terms, and executes the Release (as defined below), Employee will receive the payments and benefits referenced in Section 4; and

d.

Accordingly, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Transition Period. Employee’s employment shall terminate on July 1, 2026, or such earlier date on which Employee’s employment ends due to death, voluntary resignation or termination by the Company for Cause (the “Separation Date”). The period beginning on the Effective Date and ending on the Separation Date is referred to as the “Transition Period.” During the Transition Period, the following terms apply:

a. The Company will continue to pay Employee the same salary to which he was entitled immediately prior to the Effective Date, less normal withholdings for federal and state income and payroll taxes and payable in accordance with the Company’s regular payroll practices.

b. Employee will remain an active employee and continue to perform Employee’s regular duties in good faith and to the best of Employee’s abilities.

c. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, terminate Employee’s employment immediately for Cause. For purposes of this Agreement, “Cause” means: (i) Employee’s willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates as determined in good faith by the Board of Directors of the Company (“Board”) or its designee; (ii) Employee’s conviction (including a guilty plea or a plea of no contest) of theft, embezzlement, fraud, misappropriation, illegal use or possession of drugs or alcohol, or of any crime that discredits the Company or any of its subsidiaries or affiliates or is detrimental to the reputation or goodwill of the Company or any of its subsidiaries or affiliates as determined in good faith by the Board or its designee; (iii) Employee’s commission of any act of fraud or dishonesty, or commission of an immoral or unethical act, that reflects negatively on the Company as determined in good faith by the Board or its designee; or (iv) Employee’s material failure to observe and comply with the Company’s code of conduct or any other written policies, including without limitation its policies prohibiting harassment and discrimination. In the event of a termination for Cause, or if Employee’s employment terminates due to Employee’s voluntary resignation prior to July 1, 2026, Employee shall be entitled only to the Final Compensation (as defined below) and shall not be eligible for any of the payments or benefits described in Section 4.

2. Separation Date and Related Matters. Employee acknowledges that his employment will immediately terminate on the Separation Date, and all of the offices, directorships, appointments, and other positions Employee holds with the Company, will end on the Separation Date, and Employee shall be deemed to have resigned from all such positions as of the Separation Date. When Employee executes this Agreement: (i) the Company will pay Employee’s current base salary rate through the Separation Date; (ii) Employee’s benefits under the Company’s benefit plans in which Employee participates will continue until the Separation Date and then will terminate in accordance with the terms of the applicable plan documents; and (iii) the Company will reimburse Employee for approved but unreimbursed expenses that the Company determines are reimbursable under applicable policies and procedures (collectively, the “Final Compensation”). For the avoidance of doubt: (A) if the Separation Date has occurred due to Employee’s voluntary resignation or termination by the Company for Cause, the Company shall pay or provide Employee only the Final Compensation; or (B) if the Separation Date occurs due to Employee’s death or termination due to permanent disability, or if Employee otherwise continues employment through June 30, 2026, then Employee shall be entitled to the payments and benefits described in Section 4 below in addition to the Final Compensation.

3. Release. Provided that the Separation Date did not occur due to Employee’s termination for Cause or voluntary resignation, and provided further that Employee (or Employee’s authorized legal representative) executes the Release attached hereto as Exhibit A (the “Release”) within three (3) business days after the Separation Date, and does not revoke the Release, Employee (or Employee’s estate) shall be entitled to the Termination Benefits described in Section 4.

4. Termination Benefits. Subject to Section 3, the Company agrees to provide Employee with the following payments or benefits (collectively, the “Termination Benefits”):

a. Restricted Stock. All outstanding and unvested restricted stock awards granted by the Company to Employee prior to January 1, 2026, as specified in Exhibit B, shall vest in full as of the effective date of the Release. Such vested awards shall remain subject to the terms of the relevant award and plan documentation.

b. 2026 Prorated Restricted Stock Awards or Cash at Board Discretion. At the sole discretion of the Company, as determined by the Compensation Committee of the Board, either: (i) one-sixth (1/6) of the restricted stock awards granted by the Company to Employee on or after January 1, 2026, as specified in Exhibit B (the “2026 Restricted Stock Awards”), shall vest in full as of the effective date of the Release, and the remainder of such 2026 Restricted Stock Awards shall be automatically and immediately forfeited without further action by either Party, or (ii) Employee shall receive a cash payment, payable on the effective date of the Release, equal to one-sixth (1/6) of the product of (A) the closing price of the Company’s common stock on the New York Stock Exchange on the Separation Date multiplied by (B) the number of shares of common stock subject to the 2026 Restricted Stock Awards, and the 2026 Restricted Stock Awards shall be automatically and immediately forfeited without further action by either Party. Any vested awards shall remain subject to the terms of the relevant award and plan documentation.

c. Options. All outstanding options granted to Employee by the Company, as specified in Exhibit B, shall continue to vest and remain exercisable as regularly scheduled, pursuant to the terms of the applicable option awards and plan documentation.

d. 2026 Prorated Bonus. Subject to the terms of the 2026 bonus plan approved by the Compensation Committee of the Board, Employee shall remain eligible to receive a prorated annual bonus for calendar year 2026, determined based on the terms of the 2026 bonus plan, prorated based on the number of days that Employee is employed by the Company during calendar year 2026. The prorated bonus shall be paid at the same time annual bonuses are paid to similarly situated executives of the Company, but in no event later than March 15, 2027.

e. 2026 COBRA Insurance Reimbursed. Subject to (A) Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (B) Employee’s continued compliance with the obligations in the Release, the Company will permit Employee to continue participation (pursuant to COBRA) in the Company’s group health plans (to the extent permitted under applicable law and the terms of such plan), which covers Employee and Employee’s eligible dependents, with the cost of such coverage fully paid for by the Company through December 31, 2026 (the “Taxable Coverage”), provided that Employee is eligible and remains eligible for COBRA coverage; provided, further, that the Company will treat the amounts paid by it for contributions or premiums as taxable to Employee or make such payments (less any required withholding) directly to Employee and/or may modify the continuation coverage contemplated by this Section to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Sections 105(h) and/or 125 of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable).

Employee acknowledges that the Termination Benefits are consideration for Employee’s promises contained in this Agreement (and the Release), that Employee is not otherwise entitled to such consideration, and that such consideration is above and beyond any wages, salary, or other sums or items of value to which Employee is entitled from the Company (or any other Released Party, as defined below) under any contract (express or implied) or any other source of entitlement. For the avoidance of doubt, and without limiting any other remedies available to the Company, if Employee fails to comply with Employee’s obligations under this Agreement (or the Release), Employee shall not be entitled to receive the Termination Benefits, and the Company reserves the right to seek the return of the amounts or fair market value of the benefits provided under Section 4, if already provided; provided, however, that Employee shall not be deemed to have breached this Agreement (or the Release) unless the Company has provided Employee with written notice detailing such breach and provided Employee with a reasonable opportunity to cure such breach (if curable).

In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of employment by a subsequent employer.

5. No Admission of Wrongdoing or Liability. Nothing contained in this Agreement (or the Release) constitutes, may be construed as, or is intended to be an admission or an acknowledgment by any of the Released Parties (as defined in the Release) of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6. Restrictive Covenants. As a material condition of this Agreement, Employee shall comply with the covenants set forth in this Section 6. Employee acknowledges and agrees that the covenants contained in this Section 6 are in addition to, and not in lieu of, any similar restrictions that may exist in other agreements between Employee, on the one hand, and the Company on the other hand.

a. Non-Competition. During the period of Employee’s employment with the Company and for a period of six (6) months following the Separation Date (the “Post-Separation Restricted Period”), Employee shall not, directly or indirectly, individually or on behalf of any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity (each a “Person”), in any jurisdiction in which the Company conducts the Business of the Company and throughout the entirety of the United States of America, (i) own any interest in any business or enterprise that engages in the Business of the Company, or (ii) carry on or engage in the Business of the Company or any part of the Business of the Company, including as a consultant, advisor, board member, or other role, where Employee’s engagement or involvement is the same as, or is substantially similar to, the services Employee performed as an employee of the Company. For this purpose, the “Business of the Company” means sale-leaseback, joint venture, and mortgage and mezzanine financing of need-driven and discretionary senior housing investments. Notwithstanding the foregoing, nothing herein shall prohibit Employee from: (A) investing in the publicly-traded equity securities of a Person engaged in the Business of the Company, so long as Employee (1) is not a controlling Person of, or a member of a group which controls, such Person, (2) does not directly or indirectly own more than one percent (1%) of any class of securities of such Person and (3) does not undertake activities involving the Business of the Company with respect to such Person and otherwise have no active participation in the business of such Person; or (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Business of the Company. For the avoidance of doubt, nothing in this Section 6(a) restricts Employee from providing services to the Company, whether as an employee, consultant, director, or otherwise.

b. Non-Solicitation of Customers. During the Post-Separation Restricted Period, Employee will not, either directly or through others, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other Person) any Customer with whom Employee had contact or about whom Employee gained Confidential Information as a result of Employee’s employment or services Employee provided to the Company, for the purpose of providing services competitive with those provided by the Company to such Customer (“Company Services”), or to otherwise cause such Customer to diminish or materially alter its relationship with the Company. For this purpose, a “Customer” is any person or entity to which the Company has provided Company Services at any time during the twenty-four (24) months prior to the date of Employee’s action; or (y) any potential Customer that the Company is actively targeting or pursuing on the date Employee’s employment ends; provided that, for the avoidance of doubt, the definition of “Customer” shall not include persons or entities contacted by the Company in an unsolicited fashion and which resulted in no expressed interest in the engagement of a business relationship with the Company.

c. Non-Solicitation of Employees. During the Post-Separation Restricted Period, Employee will not, either directly or through others, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit (on his own behalf or on behalf of any other Person), or take any other action that is intended to induce or encourage any employee, consultant, or service provider of the Company who worked for or performed services for the Company during the twenty-four (24) months prior to Employee’s action and with whom Employee had contact or about whom Employee gained Confidential Information as a result of Employee’s employment or service to the Company (a “Company Employee”) to end or diminish his or her or its relationship with the Company, or take any other action that is intended to induce or encourage any Company Employee to engage in any activity in which Employee is prohibited from engaging, provided that this Section shall not be violated by (i) general solicitations for employment not directed at Company Employees or targeting Company Employees, or (ii) Employee serving as a reference, upon request, for any employee of the Company.

d. Company Property and Non-Disclosure. During Employee’s employment and at all times thereafter, and subject to Section 7, Employee will hold in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Employee will not (i) use Confidential Information for any purpose whatsoever other than for the benefit the Company, or (ii) disclose Confidential Information to any third party without NHI’s prior written authorization. Employee agrees that Employee obtains no title to any Confidential Information, and that as between NHI and Employee, Confidential Information is the property of NHI. For purposes of this Agreement, “Confidential Information” means any and all non-public information concerning the Company, including but not limited to: (1) information relating to the Company’s actual or anticipated businesses, strategies, operations, financial performance, technology, research, development, assets, partnerships, investments, transactions, or marketing methods; (2) any technical data, proprietary data, algorithms, discoveries, trade secrets, intellectual property, know-how, processes, formulae, or designs; (3) information that is marked, identified, or otherwise designated as confidential or proprietary, or that a reasonable person in Employee’s position would understand to be confidential or proprietary; or (4) information received by the Company from third parties under circumstances requiring confidentiality or limiting use or disclosure. Notwithstanding anything else in this Agreement, Confidential Information does not include information that is generally available and known to the public, which is not gained as a result of a breach of this Agreement, or that is the product of Employee’s general knowledge, education, training and/or experience. All records, files, usernames/passwords, access credentials, lists, including computer generated lists, data, drawings, documents, social media accounts, equipment, phones, computers, tablets and similar items relating to the Company’s business, and all Confidential Information, is and shall remain the Company’s sole and exclusive property. Employee agrees that Employee will promptly return to the Company, by the Separation Date or earlier at the Company’s request, all property of the Company in Employee’s possession (including Confidential Information) and will not retain copies of such property. Employee specifically agrees that, by the Separation Date or earlier at the Company’s request, Employee will promptly provide to the Company all usernames, passwords, or login credentials, together with any account verification/recovery information. Employee acknowledges and agrees that Employee’s obligation to return the Company’s property shall apply to all property that Employee is aware is in his possession or control (based upon a diligent search), and the Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as Employee promptly returns such property to the Company upon becoming aware that such property is in his possession or control.

7. Protected Rights. Nothing within this Agreement, or any other agreement between Employee and the Company, limits any right Employee or the Company may have that may not be limited by private agreement, including any right: (i) to provide any information in response to a valid subpoena, court order, other legal process, or as otherwise required to be provided by law; (ii) to challenge the validity or enforceability of this Agreement; (iii) to apply for unemployment compensation or workers’ compensation benefits; (iv) to file a charge with, providing information to, or participating in an investigation or proceeding conducted by any governmental agency or entity including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), U.S. Department of Justice (“DOJ”), U.S. Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), the U.S. Congress, or any agency Inspector General; or (v) to report possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization or to cooperate with such agency, entity, or organization, without notice to the Company (and to receive a whistleblower award provided by law for providing such information). In accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Employee agrees that in the event Employee receives a subpoena or similar request or demand by any person or entity (including a government agency) to give testimony or produce documents pertaining to Employee’s employment with the Company, Employee will give prompt written notice of such subpoena, request, or demand to the Company, to allow the Company a reasonable opportunity to, if it elects, first contest the right of the requesting person or entity to such disclosure.

8. Breach of Agreement. If either Party brings a claim arising out of or relating to this Agreement, the prevailing Party will be entitled to its reasonable attorneys’ fees and expenses incurred in connection with such action. This Agreement will be governed by the laws of the State of Tennessee (excluding the choice of law rules thereof). The Parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement will be exclusively with courts of the state of Tennessee and the United States District Courts for the State of Tennessee.

9. Binding Effect/Counterparts. This Agreement will be binding upon and inure to the benefit of Employee and the Company, and their respective officers, directors, employees, agents, legal counsel, heirs, successors, and assigns, provided that this Agreement may not be assigned by Employee without the Company’s written consent. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, constitute one and the same agreement. The terms of this Agreement will not establish any precedent, nor with this Agreement be used as a basis to seek or justify similar terms in any subsequent matter involving persons other than Employee.

10. Additional Provisions. Employee acknowledges and agrees that Employee is solely responsible for payment of taxes owed by Employee as a consequence of this Agreement. Neither the waiver by either Party of a breach of or default under any of the provisions of this Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

11. Cooperation. The Parties agree that certain matters with which Employee was involved during his employment may necessitate Employee’s cooperation in the future. Accordingly, Employee agrees, before and for a two (2)-year period after the Separation Date, to cooperate with the Company (including its counsel) in effectuating a smooth transition from Employee’s employment and in responding to any internal or external claims, charges, audits, inquiries, proceedings, investigations and/or lawsuits involving the Company, involving matters for which the Company reasonably deems Employee’s participation to be necessary as a result of Employee’s employment with the Company. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Employee shall at all times be exercised in a reasonable manner, and that adequate notice shall be given to Employee in such events. Such cooperation may include (without limitation) meeting with Company representatives and/or counsel to disclose such facts as Employee may know; preparing with the Company’s counsel for any deposition, trial, hearing or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Company and its counsel in the defense or prosecution of litigation as may, in the sole judgment of the Company’s counsel, be necessary; provided that, from and after the date the Company announces its earnings for the fiscal quarter in which the Separation Date occurred, the Company, when exercising its rights under this Section 11, will use reasonable best efforts not to provide or disclose any material nonpublic information that may subject Employee to the Company’s insider trading policy once Employee otherwise ceases to be covered by such policy following the Separation Date. The Company agrees to reimburse Employee for reasonable and necessary out-of-pocket expenses (excluding attorneys’ fees) incurred by Employee in the course of complying with this obligation, provided that each expense is pre-authorized by the Company. In the event that Employee’s obligations under this Section 11 require more than a nominal amount of time, the Company shall compensate Employee for his time related to such cooperation on a “per diem” basis, at a daily rate based upon Employee’s base salary as of the Separation Date. Nothing in this Section should be construed in any way as prohibiting or discouraging Employee from testifying truthfully under oath as part of, or in connection with, any such proceeding.

12. Section 409A. This Agreement is intended either to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and construed consistently with such intent. Without limiting the foregoing, all payments and benefits provided under this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and for this purpose, each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or any of its subsidiaries or affiliates, or any of their respective directors, officers, employees, designees, or agents be responsible for any 409A Penalties (or any related taxes, interest, penalties, costs, or damages) imposed on Employee that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, then if Employee is a “specified employee,” as defined in Section 409A, as of the Separation Date, then to the extent any amount payable under this Agreement is payable upon Employee’s separation from service, within the meaning of Section 409A, and under the terms of this Agreement would be payable prior to the six (6)-month anniversary of the Separation Date, such payment, without interest, shall be delayed until the earlier of (A) the date immediately following the six (6)-month anniversary of the Separation Date or (B) the date of Employee’s death.

13. Counsel Fees. Upon presentation of appropriate documentation, the Company shall reimburse Employee for reasonable attorneys’ fees incurred by Employee in connection with the negotiation and preparation of this Agreement, in an amount up to $10,000, payable within thirty (30) days following the Effective Date; provided that to the extent the Company requests that Employee submit copies of Employee’s attorneys’ invoices as substantiation of Employee’s expenses, Employee shall be permitted to redact such invoices to preserve attorney-client privilege.

14. Entire Agreement; Severability of Terms. This Agreement, the Release, and any relevant equity agreements/awards between the Parties (as expressly modified herein) and associated equity plans contain the complete, entire understanding of the Parties hereto concerning the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, including but not limited to the Amended and Restated Change in Control Severance Agreement, dated as of December 15, 2025, between the Company and Employee. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed herein. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or otherwise in conflict with law, the validity of the remaining parts, terms or provisions shall not be affected, provided that if a court finds that the language of the Release is unenforceable, the Parties shall, in good faith, rewrite (or, if they cannot agree, ask the court to rewrite) the offending language to cure the defect in a reasonable manner that maintains the intended status quo as closely as possible.

15. Acknowledgments; Effective Date. Employee acknowledges and understands that Employee: (a) has read and understands this Agreement and executes it voluntarily and without coercion; (b) is being advised herein to consult an attorney prior to executing this Agreement and has had a full opportunity to do so; (c) seven (7) days from the date Employee received this Agreement to consider, execute and return this Agreement to Kimberly V. Ouimet, Vice President, HR/Benefits and Compliance at kouimet@nhireit.com, and if Employee signs this Agreement prior to the end of the seven (7) day period, Employee has done so voluntarily. This Agreement is not effective or enforceable until after it is fully executed by the Parties (the “Effective Date”), and the Company’s promises under this Agreement will arise only after this time.

TRANSITION AGREEMENT AND GENERAL RELEASE ACKNOWLEDGED AND AGREED TO:

Dated: April 21, 2026	/s/ John Spaid
John Spaid

Dated: April 21, 2026	COMPANY

By: /s/ Eric Mendelsohn

National Health Investors, Inc. Eric Mendelsohn President & CEO

EXHIBIT A

RELEASE

In consideration of Employee’s execution of, and compliance with, the Agreement to which this Release is attached, and Employee’s execution and non-revocation of, and compliance with, this Release, and Employee’s continuing obligations under the Agreement, Employee will be entitled to receive the Termination Benefits. Capitalized terms used and not defined in this Release shall have the definitions as set forth in the Agreement.

1. General Release of Claims. Employee, for himself, his agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on his or their joint or several behalf, hereby waives, releases, and forever discharges the Company and any and all of the Company’s past or present subsidiaries, business units, affiliates, parent companies, insurers/insureds, predecessors, and successors, including but not limited to any respective officers, directors, employees, agents, and legal counsel (collectively, the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in anyway arise out of, or are related to, any event, transaction or matter occurring or existing on or before the date of Employee’s execution of this Release, which Employee has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising out of or relating to Employee’s employment with the Company or termination of employment with the Company; any and all claims relating to wages, salary, bonuses, commissions, incentive payments, deferred compensation, other compensation, expenses, benefits, leave, discrimination, disabilities, accommodation, harassment, or retaliation or other wrongful conduct; and any and all claims relating to any employment contract, express or implied (including, but not limited to, any alleged right to severance benefits, except as expressly contemplated in the Agreement or in this Release). Without in any way limiting the generality or scope of the release of claims, this release includes, but is not limited to, claims for breach of contract, wrongful termination, or past wages, bonuses, or other compensation under applicable state law; claims based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); claims under or based upon the WARN Act or a state equivalent; claims under or based upon the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and claims under or based upon the Civil Rights Acts of 1866 and 1964, as amended; the Americans With Disabilities Act as amended (“ADAAA”); the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Fair Labor Standards Act (“FLSA”); the Family and Medical Leave Act (“FMLA”); the Fair Credit Reporting Act (“FCRA”); the Equal Pay Act; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Tennessee Human Rights Act; the Tennessee Disability Act; qui tam actions or claims under the federal False Claims Act and any state false claims act; and/or claims under any other federal, state, or local laws or common law, and any amendments to those laws. Employee also acknowledges and agrees that Employee is releasing and giving up any claims Employee has or may have had against the Released Parties for other tortious or unlawful conduct. Provided, however, that this release does not extend to: (1) rights or claims the release of which is expressly prohibited by law; (2) rights or claims that arise after the date Employee executes this Release; (3) Employee’s right to receive the Termination Benefits and to enforce the Agreement and/or this Release; (4) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (5) any rights or claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, applicable law or otherwise (which shall expressly survive and continue following Employee’s termination of employment); or (6) or any ongoing rights Employee may have as a stockholder of the Company, provided that the release set forth in this paragraph releases all claims arising out of or relating to Employee’s ownership of stock to the extent such claims arise before the date Employee executes this Release. This release will survive all other aspects of this Release. Employee represents and understands that the foregoing is a GENERAL RELEASE.

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2. Covenant Not to Sue. Employee hereby covenants and agrees that Employee has not, and will not file, commence or initiate any suits, grievances, demands, or causes of action against any of the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Release. Employee agrees that Employee will “opt out” of any class action and not “opt in” to any collective action in which any of the Released Parties are named. Employee further hereby irrevocably and unconditionally waives any and all rights to recover, and will not accept, any monetary or other relief for Employee concerning the claims that are lawfully released in this Release.

3. Protected Rights. Nothing within this Release, or any other agreement between Employee and the Company, limits any right Employee or the Company may have that may not be limited by private agreement, including any right: (i) to provide any information in response to a valid subpoena, court order, other legal process, or as otherwise required to be provided by law; (ii) to challenge the validity or enforceability of this Agreement (including under the ADEA); (iii) to apply for unemployment compensation or workers’ compensation benefits; (iv) to file a charge with, providing information to, or participating in an investigation or proceeding conducted by, including any possible securities laws violations, to any governmental agency or entity including, but not limited to, the EEOC, NLRB, DOJ, the SEC, OSHA, the U.S. Congress, or any agency Inspector General, provided that this Release does waive, to the maximum extent permitted by law, any right to seek, recover, or accept any monetary payments or other individual relief for Employee connected to any agency or other action related to claims that are lawfully released herein; or (v) to report possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization or to cooperate with such agency, entity, or organization, without notice to the Company (and to receive a whistleblower award provided by law for providing such information).

4. Acknowledgments; Effective Date. By signing this Release, Employee reaffirms Employee’s obligations and representations under the Agreement. Employee also represents that Employee has been paid all compensation due and owing to Employee as of the date of this Release under any employment or other contract Employee has or may have had with any Released Party or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, deferred compensation, leave, severance pay, or other benefits. Employee acknowledges that Employee has read and understands this Release and executes it voluntarily and without coercion. Employee further acknowledges that Employee has had full opportunity to consult with an attorney prior to executing this Release, and that he has been advised in writing herein to do so. In addition, Employee has been given twenty-one (21) calendar days, to consider, execute, and deliver this Release to Kimberly V. Ouimet, Vice President, HR/Benefits and Compliance at kouimet@nhireit.com, unless Employee voluntarily chooses to execute this Release before the end of the twenty-one (21)-day period. Employee understands that Employee has seven (7) calendar days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7)-day period. For such revocation to be effective, notice must be delivered Ms. Ouimet at the contact information listed above, no later than the end of the seventh calendar day after the date by which Employee signed this Release. Employee expressly agrees that, in the event Employee revokes this Release, this Release shall be null and void and have no legal or binding effect whatsoever, and Employee shall not be entitled to the Termination Benefits set forth in the Agreement.

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RELEASE ACKNOWLEDGED AND AGREED TO:

Dated: ________________, 2026
John Spaid

Dated: ________________, 2026	COMPANY

By:
Title: National Health Investors, Inc.

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